Exhibit 15

June 10, 2008

The Gymboree Corporation

500 Howard Street

San Francisco, California 94105

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Gymboree Corporation and subsidiaries for the 13 week periods ended May 3, 2008 and May 5, 2007, and have issued our report dated June 10, 2008; as indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 3, 2008, is incorporated by reference in Registration Statement Nos. 333-141928, 333-130646, 33-90452, 33-94594, 333-10811, 333-74269, 333-89962, 333-107564 and 333-116785 of The Gymboree Corporation and subsidiaries each on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California